Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

FIRST AMERICAN FINANCIAL REPORTS THIRD QUARTER 2012 RESULTS

—Reports Earnings of 95 Cents per Diluted Share —

—Increases Quarterly Dividend by 50 Percent —

SANTA ANA, Calif., Oct. 25, 2012 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance and settlement services to the real estate and mortgage industries, today announced financial results for the third quarter ended Sept. 30, 2012.

Current Quarter Highlights

•	Total revenues up 25 percent compared to last year

•	Title Insurance and Services segment pretax margin of 12.9 percent

•	Includes net realized gains that increased the segment pretax margin by 160 basis points

•	Title open orders per day up 29 percent compared to last year

•	Commercial division revenues of $106.3 million, up 19 percent compared to last year

•	Cash flow from operations of $147.2 million

•	Sold remaining 8.9 million CoreLogic shares, which resulted in $40.4 million net realized investment gain

Selected Financial Information

($ in millions, except per share data)

	For the Three Months Ended September 30
	2012	2011
Total revenues	$1,208.4	$965.0
Income before taxes	155.9	38.4

Net income	$103.5	$21.0
Net income per diluted share	0.95	0.20

Total revenues for the third quarter of 2012 were $1.2 billion, an increase of 25 percent relative to the third quarter of 2011. Net income in the current quarter was $103.5 million, or 95 cents per diluted share, compared with net income of $21.0 million, or 20 cents per diluted share, in the third quarter of 2011. The current quarter results include net realized investment gains of $47.3 million, or 27 cents per diluted share, compared with net realized investment losses of $3.3 million, or 2 cents per diluted share, in the third quarter of 2011.

“Given continued strong financial results in 2012 and our increasing confidence in the outlook for the housing and mortgage markets, I am pleased to report that our board of directors has approved a 50 percent increase in the regular quarterly dividend,” said Dennis J. Gilmore, chief executive officer for First American Financial Corporation.

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First American Financial Reports Third Quarter 2012 Results

“Our strong results in the third quarter were driven by the company’s efficient operations and continued improvement in title activity,” Gilmore noted. “Open orders were up 29 percent year-over-year, primarily driven by refinance activity which, combined with our commercial business, provides us with a healthy pipeline as we move into the fourth quarter.”

Title Insurance and Services

($ in millions, except average revenue per order)

	For the Three Months Ended September 30
	2012	2011
Total revenues	$1,100.3	$898.3
Income before taxes*	$141.9	$52.8
Pretax margin	12.9%	5.9%
Direct open orders	438,500	344,500
Direct closed orders	305,600	226,600
Commercial**
Total revenues	$106.3	$89.0
Open orders	19,500	17,300
Closed orders	10,900	9,400
Average revenue per order	$8,800	$7,600

*	See footnote (2) on page 8.
**	Includes commercial activity from the National Commercial Services division only.

Total revenues for the Title Insurance and Services segment were $1.1 billion, a 23 percent increase from the same quarter of 2011. Direct premiums and escrow fees were up 29 percent from the third quarter of 2011, driven by a 35 percent increase in the number of direct title orders closed in the quarter, partially offset by a 4 percent decline in the average revenue per direct title order to $1,502. The decline in average revenue per order was primarily attributable to an increase in the mix of direct revenues generated from lower-premium refinance transactions. Agent premiums were up 21 percent in the current quarter, which is consistent with the 27 percent increase in direct premiums experienced in the previous quarter, reflecting the normal reporting lag of approximately one quarter.

Information and other revenues were $158.8 million this quarter, essentially flat compared to the same quarter of last year. While U.S. revenues increased 6 percent this quarter, they were offset by lower revenues in Canada due to a decline in mortgage transactions resulting primarily from the recent tightening of lending requirements. Total investment income was $39.3 million in the current quarter, an increase of $21.1 million from the third quarter of 2011, reflecting higher net realized investment gains primarily from the sale of CoreLogic common stock.

Personnel costs were $317.2 million in the third quarter, an increase of $43.1 million, or 16 percent, compared with the third quarter of 2011. This increase was primarily due to higher incentive-based compensation driven by improved revenues and profitability and, to a lesser extent, higher staffing levels required to support the increased order volume compared to the prior year.

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First American Financial Reports Third Quarter 2012 Results

Other operating expenses were $197.0 million in the third quarter, up $20.7 million, or 12 percent, compared with the third quarter of 2011. The increase was primarily due to higher production-related expenses and temporary labor costs driven by the increase in order volumes in the current quarter.

The provision for policy losses and other claims was $59.7 million in the third quarter, or 6.6 percent of title premiums and escrow fees, down $9.8 million compared with the same quarter of the prior year. The current quarter rate of 6.6 percent reflects an ultimate loss rate of 5.6 percent for the current policy year and a net increase in the loss reserve estimates for prior policy years.

Pretax income for the Title Insurance and Services segment was $141.9 million in the third quarter, compared with $52.8 million in the third quarter of 2011. Pretax margin was 12.9 percent in the current quarter, compared with 5.9 percent last year.

Specialty Insurance

($ in millions)

	For the Three Months Ended September 30
	2012	2011
Total revenues	$81.4	$74.3
Income before taxes*	$8.1	$6.8
Pretax margin	10.0%	9.2%

*	See footnote (2) on page 8.

Total revenues for the Specialty Insurance segment were $81.4 million in the third quarter of 2012, an increase of 10 percent compared with the third quarter of 2011. The increase in revenues was driven by higher premiums earned in both the home warranty and property and casualty business lines. The overall loss ratio in the Specialty Insurance segment was 61 percent in the current quarter, as compared with a 60 percent loss ratio in the prior year. Total investment income was $4.4 million in the current quarter, up $1.6 million from the prior year due to higher net realized investment gains. As a result of higher total investment income in the current quarter, pretax margin was 10.0 percent, up from 9.2 percent in the third quarter of 2011.

Sale of CoreLogic Common Stock

During the third quarter, the company sold its remaining position in CoreLogic common stock. Proceeds from the sale were $207.9 million, which generated a net realized gain of $40.4 million. Of the approximately 8.9 million shares sold in the quarter, 6.0 million were held by First American’s holding company and 2.9 million were held by its primary insurance subsidiary, First American Title Insurance Company, with net realized gains of $25.4 million and $15.0 million, respectively.

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First American Financial Reports Third Quarter 2012 Results

Dividend Increase

First American’s board of directors has declared a quarterly cash dividend of 12 cents per common share, representing a 50 percent increase from the prior level of 8 cents per common share. The cash dividend is payable on December 31, 2012 to shareholders of record as of December 14, 2012.

Teleconference/Webcast

First American’s third quarter 2012 results will be discussed in more detail on Thursday, October 25, 2012, at 11 a.m. ET, via teleconference. The toll-free dial-in number is (800) 369-1839. Callers from outside the United States may dial (517) 308-9177. The pass code for the event is “First American.”

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through Oct. 31, 2012, by dialing (402) 220-4725. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance and settlement services to the real estate and mortgage industries, that traces its heritage back to 1889. First American and its affiliated companies also provide title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; and banking, trust and investment advisory services. With revenues of $3.8 billion in 2011, the company offers its products and services directly and through its agents and partners in all 50 states and abroad. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its direct title insurance operations, which are posted approximately 12 days after the end of each month.

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First American Financial Reports Third Quarter 2012 Results

Forward-Looking Statements

Certain statements made in this press release and the related management commentary and responses to investor questions, including but not limited to those related to the outlook for the housing and mortgage markets, title order pipelines and closed order outlook, future title margins, future title claims experience, corporate expense expectations, pursuit of growth in the core business, future tax rates, and future debt-to-capital ratios, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: interest rate fluctuations; changes in the performance of the real estate markets; volatility in the capital markets; unfavorable economic conditions; impairments in the company’s goodwill or other intangible assets; failures at financial institutions where the company deposits funds; changes in applicable government regulations; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; regulation of title insurance rates; reform of government-sponsored mortgage enterprises; limitations on access to public records and other data; product migration; changes resulting from increases in the size of the company’s customers; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory surpluses; losses in the company’s investment portfolio; expenses of and funding obligations to the pension plan; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; systems interruptions and intrusions, wire transfer errors or unauthorized data disclosures; inability to realize the benefits of the company’s offshore strategy; inability of the company’s subsidiaries to pay dividends or repay funds; and other factors described in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2012, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including a personnel and other operating expense ratio and adjusted corporate net expense. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the operational efficiency, level of corporate expenses and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact:	Investor Contact:
Carrie Loranger	Craig Barberio
Corporate Communications	Investor Relations
First American Financial Corporation	First American Financial Corporation
(714) 250-3298	(714) 250-5214

(Additional Financial Data Follows)

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First American Financial Reports Third Quarter 2012 Results

First American Financial Corporation

Summary of Consolidated Financial Results and Selected Information

(in thousands, except per share amounts and title orders)

(unaudited)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2012	2011	2012	2011
Total revenues	$1,208,402	$964,965	$3,264,998	$2,824,008
Income before income taxes	$155,882	$38,411	$319,722	$64,177
Income tax expense	51,982	17,116	111,196	25,976

Net income	103,900	21,295	208,526	38,201
Less: Net income attributable to noncontrolling interests	430	252	762	152

Net income attributable to the Company	$103,470	$21,043	$207,764	$38,049

Net income per share attributable to stockholders:
Basic	$0.97	$0.20	$1.95	$0.36
Diluted	$0.95	$0.20	$1.92	$0.36
Cash dividends per share	$0.08	$0.06	$0.24	$0.18
Weighted average common shares outstanding:
Basic	106,445	105,375	106,099	105,104
Diluted	108,709	107,005	108,243	106,837
Selected Title Information
Title orders opened	438,500	344,500	1,226,900	934,000
Title orders closed	305,600	226,600	856,200	667,800
Paid title claims	$66,644	$74,887	$218,949	$236,501

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First American Financial Reports Third Quarter 2012 Results

First American Financial Corporation

Selected Balance Sheet Information

(in thousands)

(unaudited)

	September 30, 2012	December 31, 2011
Cash and cash equivalents	$745,372	$418,299
Investment portfolio	2,914,623	2,642,917
Goodwill and other intangible assets	894,743	878,414
Total assets	5,999,298	5,362,210
Reserve for claim losses	976,825	1,014,676
Notes payable	272,497	299,975
Total stockholders’ equity	2,280,797	2,028,600

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First American Financial Reports Third Quarter 2012 Results

First American Financial Corporation

Segment Information

(in thousands, unaudited)

For the Three Months Ended September 30, 2012	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$535,846	$459,149	$76,697	$—
Agent premiums	443,028	443,028	—	—
Information and other	159,103	158,803	303	(3)
Investment income	23,154	19,514	2,368	1,272
Net realized investment gains(1)	47,271	19,821	2,063	25,387 (3)

	1,208,402	1,100,315	81,431	26,656

Expenses
Personnel costs	344,140	317,197	14,298	12,645
Premiums retained by agents	355,191	355,191	—	—
Other operating expenses	213,111	197,030	9,950	6,131
Provision for policy losses and other claims	106,209	59,718	46,491	—
Depreciation and amortization	18,429	16,538	1,179	712
Premium taxes	13,470	12,063	1,407	—
Interest	1,970	671	—	1,299

	1,052,520	958,408	73,325	20,787

Income before income taxes(2)	$155,882	$141,907	$8,106	$5,869 (3)

For the Three Months Ended September 30, 2011	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$426,533	$355,557	$70,976	$—
Agent premiums	366,028	366,028	—	—
Information and other	158,969	158,490	477	2
Investment income	16,695	20,125	2,635	(6,065)
Net realized investment (losses) gains(1)	(3,260)	(1,878)	195	(1,577)

	964,965	898,322	74,283	(7,640)

Expenses
Personnel costs	291,950	274,106	13,427	4,417
Premiums retained by agents	293,583	293,583	—	—
Other operating expenses	191,203	176,341	8,976	5,886
Provision for policy losses and other claims	112,177	69,538	42,639	—
Depreciation and amortization	19,018	17,062	1,046	910
Premium taxes	15,403	14,049	1,354	—
Interest	3,220	880	—	2,340

	926,554	845,559	67,442	13,553

Income (loss) before income taxes(2)	$38,411	$52,763	$6,841	$(21,193)

(1)	Includes other-than-temporary impairment (OTTI) losses recorded in earnings.
(2)	Beginning with the first quarter of 2012, changes were made to the allocation of certain expenses between business segments and the corporate division, primarily related to benefit plans, shared services, and interest expense. Prior period financials were reclassified to conform to the current presentation as further disclosed in the company’s quarterly report on Form 10-Q.
(3)	Excluding net realized investment gains of $25.4 million, income (loss) before taxes, or corporate net expense, is $(19.5) million.

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First American Financial Reports Third Quarter 2012 Results

First American Financial Corporation

Segment Information

(in thousands, unaudited)

For the Nine Months Ended September 30, 2012	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$1,446,920	$1,226,934	$219,986	$—
Agent premiums	1,220,375	1,220,375	—	—
Information and other	482,690	481,503	1,196	(9)
Investment income	64,227	55,024	7,065	2,138
Net realized investment gains (1)	50,786	19,671	6,971	24,144

	3,264,998	3,003,507	235,218	26,273

Expenses
Personnel costs	971,462	894,122	41,678	35,662
Premiums retained by agents	978,703	978,703	—	—
Other operating expenses	607,908	558,541	30,586	18,781
Provision for policy losses and other claims	288,276	166,717	121,559	—
Depreciation and amortization	54,944	49,539	3,351	2,054
Premium taxes	36,546	32,718	3,828	—
Interest	7,437	1,993	—	5,444

	2,945,276	2,682,333	201,002	61,941

Income (loss) before income taxes(2)	$319,722	$321,174	$34,216	$(35,668)

For the Nine Months Ended September 30, 2011	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$1,189,605	$984,907	$204,698	$—
Agent premiums	1,114,390	1,114,390	—	—
Information and other	467,437	466,211	1,221	5
Investment income	59,560	57,718	7,710	(5,868)
Net realized investment (losses) gains(1)	(6,984)	(5,133)	1,131	(2,982)

	2,824,008	2,618,093	214,760	(8,845)

Expenses
Personnel costs	868,703	802,912	37,569	28,222
Premiums retained by agents	893,382	893,382	—	—
Other operating expenses	578,373	533,636	28,074	16,663
Provision for policy losses and other claims	318,926	206,180	112,746	—
Depreciation and amortization	56,984	51,187	3,139	2,658
Premium taxes	34,359	30,796	3,563	—
Interest	9,104	2,179	—	6,925

	2,759,831	2,520,272	185,091	54,468

Income (loss) before income taxes(2)	$64,177	$97,821	$29,669	$(63,313)

(1)	Includes other-than-temporary impairment (OTTI) losses recorded in earnings.
(2)	Beginning with the first quarter of 2012, changes were made to the allocation of certain expenses between business segments and the corporate division, primarily related to benefit plans, shared services, and interest expense. Prior period financials were reclassified to conform to the current presentation as further disclosed in the company’s quarterly report on Form 10-Q.

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First American Financial Reports Third Quarter 2012 Results

First American Financial Corporation

Expense Ratio Reconciliation

Title Insurance and Services Segment

($ in thousands, unaudited)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2012	2011	2012	2011
Total revenues	$1,100,315	$898,322	$3,003,507	$2,618,093
-Net realized investment gains (losses)	19,821	(1,878)	19,671	(5,133)
-Investment income	19,514	20,125	55,024	57,718
-Premiums retained by agents	355,191	293,583	978,703	893,382

Net operating revenues	705,789	586,492	1,950,109	1,672,126

Personnel and other operating expenses	$514,227	$450,447	$1,452,663	$1,336,548
Ratio (% net operating revenues)	72.9%	76.8%	74.5%	79.9%
Ratio (% total revenues)	46.7%	50.1%	48.4%	51.1%

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